                LEXINGTON CROSBY SMALL CAP ASIA GROWTH FUND, INC.

                       Statement of Assets and Liabilities
                                  June 16, 1995


  ASSETS
      Cash                                                             $100,000
      Deferred organization and registration expenses (Note 2)           50,000
                                                                       --------
          Total Assets                                                 $150,000

LIABILITIES
      Payable to Lexington Management Corporation (Note 2)             $ 50,000
          Total Liabilities                                            $ 50,000

NET ASSETS applicable to 10,000 outstanding shares of common stock,
      $.001 par value per share, respectively                          $100,000
                                                                       ========

NET ASSETS consist of:

      Common stock - at par value, $.001 per share, authorized
      1,000,000,000 shares; issued and outstanding 10,000 (Note 1)     $     10
Additional Paid in Capital                                               99,990
                                                                       --------
                                                                       $100,000
                                                                       ========

NET ASSET VALUE offering and redemption price per share
 ($100,000/10,000 shares)                                                $10.00
                                                                         ======

NOTES:

    (1)The Lexington Crosby Small Cap Asia Growth Fund, Inc. (the "Fund") was formed on April 19, 1995 as a Maryland Corporation and has had no operations through June 16, 1995 other than matters relating to its organization and registration as a diversified, open-end investment company under the Investment Company Act of 1940 and the sale and issuance of 10,000 shares of its common stock to the Lexington Management Corporation at an aggregate purchase price of $100,000 to provide the initial capital of the Fund.

    (2)Organization and initial offering expenses will be borne by the Fund and will be advanced by Lexington Management Corporation (LMC). It is estimated that such expenses will not exceed $50,000 and will be amortized from the date operations commence over a period which it is expected that a benefit will be realized, not to exceed five years. The Fund will reimburse LMC for such expenses when the Fund's assets exceed $20 million or when the Fund has completed one year of operations, whichever occurs first. Lexington Management Corporation has agreed that in the event that any of the initial 10,000 shares are redeemed during the period of amortization of the Fund's organizational expenses, the redemption proceeds will be reduced by any such unamortized organizational expenses in the same proportion as the number of initial shares being redeemed bears to the number of initial shares (10,000) outstanding at the time of redemption.

    (3)The Fund intends to comply in its initial year and thereafter with the requirements of the Internal Revenue Code necessary to qualify as a regulated investment company and as such will not be subject to federal income taxes on otherwise taxable income (including net realized capital gains) which is distributed to shareholders.

                          Independent Auditors' Report

To the Shareholders and Directors of
Lexington Crosby Small Cap Asia Growth Fund, Inc.:

We have audited the accompanying statement of assets and liabilities of Lexington Crosby Small Cap Asia Growth Fund, Inc. (the "Fund") as of June 16, 1995. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of Lexington Crosby Small Cap Asia Growth Fund, Inc. as of June 16, 1995 in conformity with generally accepted accounting principles.

                                             KPMG Peat Marwick LLP
New York, New York
June 16, 1995

                LEXINGTON CROSBY SMALL CAP ASIA GROWTH FUND, INC.
                             STATEMENT OF NET ASSETS
                    (Including the Portfolio of Investments)
                                November 30, 1995
                                   (Unaudited)

   Number
     of                                                                  Value
   Shares               Security                                        (Note 1)
  ________  _____________________________________________________    __________

             AUSTRALIA: 8.2%
    11,500   Broken Hill Proprietary Company Ltd. .................   $ 156,515
    65,000   Delta Gold Ltd. ......................................     159,352
   170,000   SGIO Insurance Company Ltd. ..........................     138,922
                                                                      ---------
                                                                        454,789
                                                                      ---------
             HONG KONG: 33.3%
   192,000   ASM Pacific Technology ...............................     163,835
   422,000   Chaifa Holdings Ltd. .................................     120,032
   440,000   China Hong Kong Photo Productions ....................     217,595
   394,000   Esprit Asia Holdings Ltd. ............................     129,897
   490,000   Harbin Power Equipment Company Ltd. ..................      82,990
    11,600   HSBC Holdings Plc ....................................     170,972
    31,000   Hutchison Whampoa Ltd. ...............................     175,148
    44,000   New World Development Company Ltd. ...................     183,745
   700,000   Northeast Electric T & T Machines ....................     135,753
   387,000   Sinocan Holdings Ltd. ................................     138,847
    86,000   Varitronix International Ltd.                              161,224
 1,100,000   Wong's International Holdings Ltd. ...................     159,285
                                                                      ---------
                                                                      1,839,323
                                                                      ---------
             INDONESIA: 13.8%
    80,000   PT Astra International ...............................     159,439
   190,000   PT Gajah Tunggal .....................................     108,190
    65,000   PT Mulia Industrindo .................................     172,964
    88,000   PT Semen Gresik ......................................     215,856
   115,500   PT Sekar Bumi ........................................     106,242
                                                                      ---------
                                                                        762,691
                                                                      ---------
              MALAYSIA: 15.5%
    36,000   ACP Industries Bhd ...................................     150,426
    40,000   Arab Malaysian Corporation Bhd .......................     115,105
    78,000   Ekran Berhad .........................................     181,410
    88,000   Integrated Logic Systems, Inc. .......................     137,369
    40,000   Road Builder (M) Holdings Bhd ........................     134,027
   106,000   Tiong Nam Transport Holdings Bhd .....................     140,398
                                                                      ---------
                                                                        858,735
                                                                      ---------

                LEXINGTON CROSBY SMALL CAP ASIA GROWTH FUND, INC.
                             STATEMENT OF NET ASSETS
                    (Including the Portfolio of Investments)
                                November 30, 1995
                                   (Unaudited)

   Number
     of                                                                  Value
   Shares               Security                                        (Note 1)
  _________  _____________________________________________________    __________

             PHILIPPINES: 4.8%
   740,000   Abotiz Equity Ventures, Inc. .........................   $ 141,410
   911,000   Steniel Manufacturing Corporation ....................     121,861
                                                                      ---------
                                                                        263,271
                                                                      ---------
             SINGAPORE: 7.2%
   270,000   Seksun Precision Engineering Ltd. ....................     216,229
    20,000   United Overseas Banking Corporation ..................     180,015
                                                                      ---------
                                                                        396,244
                                                                      ---------
             THAILAND: 10.0%
    26,000   K.R. Precision Company Ltd. ..........................     173,609
    48,000   Krung Thai Bank ......................................     177,425
    29,500   Sanyo Universal Electric Company Ltd. ................     119,595
    34,000   Thai Stanley Electric ................................      81,081
                                                                      ---------
                                                                        551,710
                                                                      ---------
             Total Investments: 92.8% .............................   5,126,763
             (cost $5,250,315) (Note 1)                               ---------

             Other assets in excess of liabilities: 7.2% ..........     396,659
                                                                      ---------
             Total Net Assets: 100%
             (equivalent to $9.42 per share on
             586,424 shares outstanding) ..........................  $5,523,422
                                                                      =========

                LEXINGTON CROSBY SMALL CAP ASIA GROWTH FUND, INC.
                        STATEMENT OF ASSETS & LIABILITIES
                                November 30, 1995
                                   (Unaudited)

                                     ASSETS
Investments in securities, at value (cost $5,250,315) (Note 1) ....  $5,126,763
Cash ..............................................................     447,662
Receivable for investment securities sold .........................      65,885
Receivable for shares sold ........................................      14,120
Dividends and interest receivable .................................       6,211
Deferred organization expenses, net (Note 1) ......................      63,738
                                                                      ---------
     Total Assets .................................................   5,724,379
                                                                      ---------
                                   LIABILITIES
Due to Lexington Management Corporation (Note 2) ..................       5,217
Payable for investment securities purchased .......................      64,011
Payable for shares redeemed .......................................      31,168
Accrued expenses ..................................................      33,360
Other liabilities .................................................      67,201
                                                                      ---------
Total Liabilities .................................................     200,957
                                                                      ---------
NET ASSETS (equivalent to $9.42 per share
            on 586,424 shares outstanding) (Note 3) ...............  $5,523,422
                                                                      =========

Net Assets consist of:

Capital stock-authorized 1,000,000,000 shares,
              $.001 par value per share ...........................        $586
Additional paid-in capital ........................................   5,855,090
Undistributed net investment income ...............................      12,441
Accumulated  net  realized  loss  on  investments .................    (221,071)
Net  unrealized depreciation of investments .......................    (123,624)
                                                                      ---------
                                                                     $5,523,422
                                                                      =========

    The Notes to Financial Statements are an integral part of this statement.

                LEXINGTON CROSBY SMALL CAP ASIA GROWTH FUND, INC.
                             STATEMENT OF OPERATIONS
                       From the Commencement of Operations
                        July 5, 1995 to November 30, 1995
                                   (Unaudited)

INVESTMENT INCOME
Dividends .........................................................     $39,164
Interest ..........................................................      14,854
                                                                        -------
                                                                         54,018
Less: foreign tax expense .........................................      (3,349)
                                                                        -------
   Total Income ...................................................      50,669
                                                                        -------
EXPENSES

Investment advisory fee (Note 2) ..................................      28,831
Custodian and transfer agent fees and expenses ....................      13,812
Printing and mailing ..............................................       8,427
Directors' fees and expenses ......................................       5,476
Legal .............................................................       1,338
Audit .............................................................       6,301
Accounting and shareholder services expenses (Note 2) .............       3,517
Computer processing fees ..........................................         541
Registration fees .................................................       1,255
Miscellaneous .....................................................       5,345
Amortization of deferred expenses .................................       4,889
                                                                        -------
    Total Expenses ................................................      79,732
                                                                        -------
Less: Expenses recovered under contract with investment advisor
      (Note 2) ....................................................      41,504
                                                                        -------
    Net Expenses ..................................................      38,228
                                                                        -------
Net Investment Income .............................................     $12,441
                                                                        =======

    The Notes to Financial Statements are an integral part of this statement.

                LEXINGTON CROSBY SMALL CAP ASIA GROWTH FUND, INC.
                             STATEMENT OF OPERATIONS
                       From the Commencement of Operations
                        July 5, 1995 to November 30, 1995
                                   (Unaudited)

REALIZED AND UNREALIZED LOSS ON INVESTMENTS (Note 4)

Realized loss investments and foreign currency transactions (excluding short-term securities):

    Proceeds from sales ...........................................   $ 935,898
    Cost of securities sold .......................................   1,156,969
                                                                      ---------
Net Realized Loss .................................................    (221,071)
                                                                      ---------

Unrealized depreciation of investments and foreign currency holdings:

     Beginning of period ..........................................       -
     End of period ................................................    (123,624)
                                                                      ---------

Change during period ..............................................    (123,624)
                                                                      ---------
     Net realized and unrealized loss on investments
     and foreign currency holdings ................................    (344,695)
                                                                      ---------

NET DECREASE IN NET ASSETS

RESULTING FROM OPERATIONS .........................................   ($332,254)
                                                                      =========




    The Notes to Financial Statements are an integral part of this statement.

                LEXINGTON CROSBY SMALL CAP ASIA GROWTH FUND, INC.
                       STATEMENT OF CHANGES IN NET ASSETS

                       From the Commencement of Operations

                        July 5, 1995 to November 30, 1995

                                   (Unaudited)



Net investment income .............................................   $  12,441

Net realized loss from investments and foreign
currency transactions .............................................    (221,071)

Increase in unrealized depreciation of investments
and foreign currency holdings .....................................    (123,624)
                                                                      ---------
Net decrease in net assets resulting from operations ..............    (332,254)

Increase in net assets from capital share transactions (Note 3) ...   5,855,676
                                                                      ---------
Net increase in net assets ........................................   5,523,422

NET ASSETS

Beginning of period ...............................................        -

End of period (including undistributed net investment
               income of $12,441) .................................  $5,523,422
                                                                      =========



    The Notes to Financial Statements are an integral part of this statement.

                LEXINGTON CROSBY SMALL CAP ASIA GROWTH FUND, INC.
                          NOTES TO FINANCIAL STATEMENTS

                                November 30, 1995

                                   (Unaudited)



1.  Significant Accounting Policies

Lexington Crosby Small Cap Asia Growth Fund, Inc. (the "Fund") is an open end diversified management investment company registered under the Investment Company Act of 1940, as amended. The Fund commenced operations on July 5, 1995. The following is a summary of significant accounting policies followed by the Fund in the preparation of its financial statements:

    Investments Security transactions are accounted for on a trade date basis. Realized gains and losses from security transactions are reported on the identified cost basis. Investments are stated at market value based on closing prices reported by the exchange on which the securities are traded on the last business day of the period or, for over-the-counter securities, at the average between bid and asked prices, except for short-term securities which are stated at amortized cost, which approximates market value. Securities for which market quotations are not readily available and other assets are valued at fair value as determined by management and approved in good faith by the Board of Directors. All investments quoted in foreign currencies are valued in U.S. dollars on the basis of the foreign currency exchange rates prevailing at the close of business. Dividends and distributions to shareholders are recorded on the ex-dividend date. Interest income is accrued as earned.

    Foreign Currency Transactions Foreign currencies (and receivables and payables denominated in foreign currencies) are translated into U.S. dollar amounts at current exchange rates. Translation gains or losses resulting from changes in exchange rates and realized gains and losses on the settlement of foreign currency transactions are reported in the statement of operations. In addition, the Fund may enter into forward foreign exchange contracts in order to hedge against foreign currency risk in the purchase or sale of securities denominated in foreign currency. The Fund may also enter into such contracts to hedge against changes in foreign currency exchange rates on portfolio positions. These contracts are marked to market daily, by recognizing the difference between the contract exchange rate and the current market rate as unrealized gains or losses. Realized gains or losses are recognized when contracts are settled and are reported in the statement of operations.

    Federal Income Taxes It is the Fund's intention to comply with the requirements of the Internal Revenue Code applicable to "regulated investment companies" and to distribute all of its taxable income to its shareholders. Therefore, no provision for federal income taxes has been made.

    Deferred Organization Expenses Organization expenses aggregating $67,351 have been deferred and are being amortized on a straight-line basis over five years.

2.  Investment Advisory Fee and Other Transactions with Affiliate

The Fund pays an investment advisory fee to Lexington Management Corporation ("LMC") at the rate of 1.25% of average daily net assets. In connection with providing investment advisory services, LMC has entered into a sub-advisory contract with Crosby Asset Management (Hong Kong) Ltd. ("CAM") under which CAM provides the Fund with investment management services. Pursuant to the terms of the sub-advisory contract between LMC and CAM, LMC pays CAM a monthly sub-advisory fee at the annual rate of 0.625% of the Fund's average daily net assets. The investment advisory contract provides that the total annual expenses of the Fund (including management fees, but excluding interest, taxes, brokerage commissions and extraordinary expenses) will not exceed the level of expenses which the fund is permitted to bear under the most restrictive expense limitation imposed by any state in which shares of the Fund

                LEXINGTON CROSBY SMALL CAP ASIA GROWTH FUND, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                November 30, 1995

                             (Unaudited) (Continued)



are offered for sale. The investment advisory fee and expense reimbursement are set forth in the statement of operations.

    The Fund also reimburses LMC for certain expenses, including accounting and shareholder servicing costs, which are incurred by the Fund, but paid by LMC.

3.  Capital Stock

Transactions in capital stock were as follows:

                                                    July 5, 1995
                                            (Commencement of Operations)
                                                to November 30, 1995
                                            ----------------------------
                                               Shares          Amount
                                              --------        --------
         Shares sold                           663,685       $6,637,704
         Shares redeemed                       (77,261)        (782,028)
                                               -------       ----------
         Net increase                          586,424       $5,855,676
                                               =======       ==========


4.  Purchases and Sales of Investment Securities
The cost of purchases and proceeds from sales of securities for the five months ended November 30, 1995, excluding short-term securities, were $6,407,284 and $935,898, respectively.

    At November 30, 1995, aggregate gross unrealized appreciation for all securities and foreign currency holdings (including foreign currency receivables and payables) in which there is an excess of value over tax cost amounted to $326,057 and aggregate gross unrealized depreciation for all securities and foreign currency holdings in which there is an excess of tax cost over value amounted to $449,681.

5.  Investment Risks

The Fund's investments in foreign securities may involve risks not present in domestic investments. Since foreign securities may be denominated in a foreign currency and involve settlement and pay interest or dividends in foreign currencies, changes in the relationship of these foreign currencies to the U.S. dollar can significantly affect the value of the investments and earnings of the Fund. Foreign investments may also subject the Fund to foreign government exchange restrictions, expropriation, taxation or other political, social or economic developments, all of which could affect the market and/or credit risk of the investments.

    In addition to the risks described above, risks may arise from forward foreign currency contracts as the result of the potential inability of counterparties to meet the terms of their contracts.

                LEXINGTON CROSBY SMALL CAP ASIA GROWTH FUND, INC.
                              FINANCIAL HIGHLIGHTS

                       From The Commencement of Operations
                        July 5, 1995 to November 30, 1995
                                   (Unaudited)



Selected per share data for a share outstanding throughout the period:

Net asset value, beginning of period                                   $10.00
                                                                       ------
Income (loss) from investment operations:
     Net investment income                                               0.02
     Net realized and unrealized loss on investments                    (0.60)
                                                                       ------
     Total loss from investment operations                              (0.58)
                                                                       ------

Net asset value, end of period                                         $ 9.42
                                                                       ======

Total return                                                           (13.29)%

Ratio to average net assets:

     Expenses, before reimbursement or waiver                            3.46%*
     Expenses, net of reimbursement or waiver                            1.66%*
     Net investment income (loss), before reimbursement or waiver       (1.26)%*
     Net investment income                                               0.54%*
Portfolio turnover                                                      43.07%*
Net assets at end of period (000's omitted)                            $5,523
                                                                       ======



* Annualized